Exhibit 5-1
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
(585) 232-6500
Fax: (585) 232-2152
October 2, 2006
Paychex, Inc.
911 Panorama Trail South
Rochester, New York 14625
Ladies and Gentlemen:
We have acted as counsel to Paychex, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statements on Form S-8, Registration Numbers 333-129571 and 333-129572 (the “Registration Statements”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering with the Commission the offering for resale of up to 1,083,334 shares of Common Stock of the Company, par value $.01 per share (the “Common Stock”): (1) 550,000 shares of which may be received upon the exercise of non-qualified stock options granted to Jonathan J. Judge under the Company’s Non-Qualified Stock Option Agreement with him dated as of October 1, 2004 (the “Option Agreement”); (2) 500,000 of which may be received upon the exercise of non-qualified stock options granted to Mr. Judge under the Company’s 2002 Stock Incentive Plan (the “2002 Plan”); and (3) 33,334 of which may be received upon the vesting of restricted stock granted to Mr. Judge under the 2002 Plan (the Option Agreement and the 2002 Plan may together be referred to as the “Plans” hereinafter).
This opinion is being delivered to you in connection with the Post-Effective Amendment.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and all such agreements, certificates of public officials, certificates of officers or other representatives of the Company, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including (i) the Amended Certificate of Incorporation of the Company, (ii) the Bylaws of the Company, as amended to the date hereof, and (iii) the option grants and the restricted stock grant. As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from public officials.
Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and assuming: (a) the Post-Effective Amendment has become effective under the Securities Act and assuming that such effectiveness remains in effect throughout the period during which these shares of Common Stock are offered and sold; (b) payment of the full exercise price has been tendered to the Company for all shares of Common Stock to be obtained through the exercise of stock options; and (c) the shares underlying the restricted stock grant have fully vested, we are of the opinion that the 1,083,334 shares of Common Stock to be offered and sold pursuant to the Post-Effective Amendment have been duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to being named in the Post-Effective Amendment as attorneys who will, for the Company, pass upon the validity of the issuance of the shares of Common Stock offered thereby, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.
Very truly yours,
/s/ Harter, Secrest & Emery LLP